Montreal, September 16th, 2005

                                                                  HAND DELIVERED

MANARIS CORPORATION
To the Board of Directors
1155, boul. Rene Levesque West, suite 2720
Montreal (Quebec)
H3B 2K8

Subject:    Resignation of Stephane Solis

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Dear Board Members,

By the present letter I wish to inform you that, for reasons which are personal to me, I wish to tender my resignation as an employee, President, CEO and Director of Manaris Corporation ("Manaris or Employer").

Additionally, I also hereby offer my resignation as Director of Canadian Security Agency (2004) Inc. ("CSA"), President and Director of 6340211 Canada Inc., President and Director of 6327915 Canada Inc., President and Director of 6327931 Canada Inc., and as Director of Chartrand Laframboise Inc., 6327915 Canada Inc. sole subsidiary. (collectively refered as the "Subsidiaries")

In proceeding to do so, I propose to leave my position effective September 30th 2005, and that our relationship be concluded for the following consideration:

      1) I will remain sole owner of the 1 000 000 options (500 000 @ 0.20USD, 500 000 @ 0.68USD) granted to me personally and fully vested, the said options will be submitted to any decision by the Employer, in regard of the re-pricing or exchange of the options of the Employer;

      2)    I will  receive a payment  of an amount of Thirty  Thousand  Dollars
            Canadians (30,000.00CAD) on the date of the execution of the agreement;

      3) I will be issued Six Hundred Thousand (600,000) options at 0.00001USD to buy Six Hundred Thousand Shares of the Common Stock of Manaris at 0.0001USD, issuable the date of the execution of the agreement the shares underlying the options will be free trading, as issued under the Employer Non-Qualified Stock Option Plan;

      4) I will be granted the continued use up until the end of the Present year of the Jaguar corporate vehicle currently used by me;

      5) An amount of Four Hundred Thousand Dollars Canadians (400,000CAD) will be deposed in trust with Hovington Pellerin, Simard general partnership, to proceed with the payment of all the GST/PST, Tax or Deduction at the Source that could be personally claim from the Directors of Canadian Security Agency (2004) Inc., once paid the Hold Harmless will be effective, the Employer will do everything in his power to bring the said accounts in good standing before January 31st 2006;

      6) I agree to stay in functions until the last day of September 2005, and will devote my time to the finalization of the Employer's 10KSB, my remuneration will remain the same until the last day of work, September 30, 2005, I will have access to the Employer's office until the last day of work;

      7)    I will remain owner of the Laptop presently in my possession;

I will return to Manaris or any of its Subsidiaries as the case may be, all of the financial records and other documents pertaining to them and all other property in my possession belonging to them;

You can be reassured of my full collaboration in regard of the finalization of the Manaris 10KSB for the year ended June 30, 2005, and will be available on a consultant basis for any future transaction involving Manaris or any of its subsidiary.

In order to make all of this clear in writing, I propose that we sign the attached agreement.

Yours truly,



Stephane Solis


ACCEPTANCE

Accepted this 16th day of September 2005

/s/ John Fraser
---------------
John Fraser
Member of the Board of Manaris


/s/ Stephane Solis
------------------
Stephane Solis